Exhibit 99.1

Contact:

Scott Solomon

Vice President

Sharon Merrill

617.542.5300

CYNO@investorrelations.com

Cynosure Announces Sale of Burlington, MA Office Building

Former Headquarters of Palomar Medical Technologies Purchased for Approximately $25.8 Million

Westford, Mass., December 2, 2013 – Cynosure, Inc. (NASDAQ: CYNO) today announced that it has sold the former Palomar Medical Technologies headquarters, a 130,000-square-foot, three-story building at 15 Network Drive in Burlington, MA, to Network Drive Owner, LLC. After paying transactions costs, Cynosure expects proceeds of the sale to be approximately $25.1 million. In connection with the transaction, Cynosure entered into a lease agreement with the buyer to occupy the building on a rent-free basis until June 30, 2014.

“Our sale of the Burlington building achieves a major milestone in the integration of Palomar and our transition of all personnel to Cynosure’s headquarters in Westford,” said Cynosure President and CEO Michael Davin. “Our Westford campus is being expanded to accommodate the Burlington workforce, and we anticipate that will be completed by the end of the second quarter 2014. From a financial perspective, the transaction further enhances our liquidity and capital resources.”

Cynosure acquired Palomar for approximately $287 million in June 2013.

About Cynosure, Inc.

Cynosure develops and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite, treat toe fungus and ablate sweat glands. Cynosure’s product portfolio is composed of a broad range of energy sources including Alexandrite, diode, Nd: YAG, picosecond, pulse dye, and Q-switched lasers and intense pulsed light. Cynosure sells its products globally under the Cynosure, Palomar and ConBio brand names through a direct sales force in the United States, Canada, Mexico, France, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea, and through international distributors in approximately 100 other countries. For corporate or product information, visit Cynosure’s website at www.cynosure.com.

Forward-Looking Statements

Any statements in this press release relating to the sale of Cynosure’s building at 15 Network Drive in Burlington, MA and the Palomar integration and employee transition constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including potential challenges associated with the integration of Palomar, as well as other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Report on Form 10-Q for the third quarter of 2013, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

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